PRESS RELEASE
For immediate release - January 29, 2008
Contact: Jim Graham, President/CEO
(910) 641-0044

Waccamaw Bankshares, Inc. Announces Record 2007 Earnings;
Assets Exceeding $500 million

Whiteville, NC - Waccamaw Bankshares, Inc. (NASDAQ: WBNK), the parent company of Waccamaw Bank, announced unaudited net income for the year ending December 31, 2007 of $3.9 million, a 7.04% increase over 2006. Basic earnings per share for the year were $.73 per share compared to the earnings of $.71 per share for the full year of 2006, an increase of 2.8%. During the third quarter of 2006, Waccamaw issued 210,707 shares of additional common stock and 59,192 shares of preferred stock in order to increase capital to support growth and continued expansion.

Net income for the three month period ending December 31, 2007 was $712,000, a decrease of 28.1% over the same period in 2006. Basic earnings per share during the most recent quarter were $.13 per share compared to the earnings of $.19 per share for the third quarter of 2006, a decrease of 31.6%. The decline in profitability is primarily attributable to expenses associated with opening four new offices during the period which were acquired from BB&T Corporation and net interest margin compression due to the declining interest rate environment.

Jim Graham, President and CEO of Waccamaw Bankshares, Inc., stated, “We are pleased to report yet another record profit for 2007 during a period of franchise expansion and a challenging climate for the banking industry as a whole. As a result of our expansion, a significant amount of capital has been dedicated to improving the bank’s infrastructure to support five new offices in selected, fast growing coastal markets of North and South Carolina.”

As of December 31, 2007, Waccamaw Bankshares, Inc. reported total assets of $507.4 million reflecting a 26.9% increase over the prior year figures. Total loans increased by 13.7% to $355.1 million and total deposits increased 15.5% to $378.2 million.

“Waccamaw has no exposure to the subprime sector and is proud to operate in some of the strongest markets in the Southeast. As we look forward in 2008, we remain committed to our high standard of credit quality and plan to build upon our current base of 16 North and South Carolina offices. Aside from the one additional office currently under construction in Little River, South Carolina, which is anticipated to open late in the second quarter, the bank’s focus this year is to capitalize on our recent expansion. Waccamaw Bank’s market footprint is unique to community banking with no other community bank duplicating the market that we serve with offices from Wilmington to Myrtle Beach serving six North and South Carolina counties,” concluded Graham.

Alan W. Thompson, Chairman of Waccamaw Bankshares, Inc., stated, “We are pleased to report record financial results for 2007 which was a period of great expansion for our company. I am pleased with the level of asset growth and earnings performance, especially considering the expenses associated with opening five new offices in strategic locations during the year. These have been difficult times for the financial industry and for that reason, yet another year of record earnings is quite satisfying. In 2008, the bank will build upon the base we have established.”

Waccamaw Bank, the primary subsidiary of Waccamaw Bankshares, Inc., is a state charted bank operating sixteen offices in Whiteville, Wilmington, Shallotte (2), Sunset Beach, Oak Island, Holden Beach, Chadbourn, Tabor City, Southport (2) and Elizabethtown, North Carolina. Offices in South Carolina include Conway (2), Myrtle Beach, and Heath Springs. There is presently one office under construction at Little River, South Carolina. In addition to primary banking operations, other related services are provided by Waccamaw Financial Services, an insurance and investment subsidiary. Common stock of Waccamaw Bankshares, Inc. is listed on the NASDAQ Global Market and trades under the symbol WBNK. Additional corporate information, product descriptions, and online services can be located on the Bank's website at http://www.waccamawbank.com.

Information in the press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Waccamaw Bankshares, Inc.'s recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

For more information contact:
Jim Graham
(910) 641-0044